Exhibit 10.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE.

SECURED CONVERTIBLE PROMISSORY NOTE

$27,000,000.00	September 16, 2004
Clearwater, Florida

For value received, Digital Lightwave, Inc., a Delaware corporation (the “Company”), promises to pay to Optel Capital, LLC, a Delaware limited liability company (the “Holder”), or its registered assigns, the principal sum of Twenty Seven Million Dollars ($27,000,000.00) (the “Principal Amount”) plus the Outstanding Interest amount of One Million Nine Hundred Seventy Two Thousand Three Hundred Five Dollars and Sixty Nine Cents ($1,972,305.69) (the “Interest Amount”). Interest shall accrue from the date of this Note on the unpaid Principal Amount and Interest Amount at a rate equal to 10.0% per annum, compounded annually. The interest rate shall be computed on the basis of the actual number of days elapsed and a year of 360 days. This Note is issued pursuant to the Loan and Restructuring Agreement, dated as of September 16, 2004 (as amended, restated or otherwise modified from time to time, the “Loan and Restructuring Agreement”), by and between the Company and the Holder. Terms not otherwise defined herein shall have the meaning given to them in the Loan and Restructuring Agreement. This Note is subject to the following terms and conditions.

1. Maturity.

(a) Unless converted as provided in Section 2, (i) the entire Principal Amount shall be due and payable upon demand by the Holder at any time after December 31, 2005 (the “Maturity Date”) and (ii) the accrued and unpaid interest on the Principal Amount shall be due in two installments, with the first installment due and payable upon demand by the Holder at any time on or after September 16, 2005 (the “Initial Interest Maturity Date”) and the second installment due and payable upon demand of the Holder at any time after the Maturity Date. The entire Interest Amount and the accrued and unpaid interest thereon shall be due and payable upon demand by the Holder at any time on or after the Initial Interest Maturity Date.

(b) Notwithstanding the foregoing, the entire unpaid Principal Amount and Interest Amount, together with accrued and unpaid interest on each (the “Aggregate

Debt”), shall become immediately due and payable upon demand by the Holder at any time on or following the occurrence of any of the following events:

(i) the failure of the Company to obtain Disinterested Stockholder Approval of the Proposals at the Stockholder Meeting;

(ii) a Change of Control of the Company;

(iii) the inability of the Company to pay its debts as they become due;

(iv) the dissolution, termination of existence, or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect;

(v) the execution by the Company of a general assignment for the benefit of creditors;

(vi) the commencement of any proceeding against the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ninety (90) days after the date commenced; or

(vii) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Conversion.

(a) Conversion into Common Stock; Conversion Price. The Aggregate Debt, or any portion thereof, shall be convertible at the option of the Holder into shares of Common Stock of the Company (“Conversion Stock”), at any time, and from time to time, following the Stockholder Meeting, at a conversion price per share (the “Conversion Price”) equal to 100% of the average of the daily volume-weighted average price of Common Stock quoted or traded on the Nasdaq National Market or the Nasdaq Small Cap Market (or, if the Common Stock is not quoted or traded on the Nasdaq National Market or the Nasdaq Small Cap Market at the time of conversion, such other primary market on which the Common Stock is quoted or traded) during the period of five consecutive trading days ending on the date immediately prior to the date of the conversion of this Note, from time to time.

(b) Disinterested Stockholder Approval. Notwithstanding anything contained in this Note to the contrary, it shall be a condition precedent to this Note becoming convertible pursuant to Section 2(a) above, that the Proposals be approved at the Stockholder Meeting by the affirmative vote in person or by proxy of a majority of the outstanding shares of Common Stock beneficially owned by the Disinterested Stockholders (“Disinterested Stockholder Approval”). In the event the Company does not obtain Disinterested Stockholder Approval of the Proposals, this Note shall not become convertible and Maturity Date shall be accelerated in accordance with Section 1(b)(i) above.

(c) Mechanics and Effect of Conversion.

(1) Fractional Shares. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

(2) Conversion and Delivery to Holder. This Note may be converted in whole or in part, provided that no conversion is for an amount less than 5% of the Aggregate Debt amount of this Note. Upon conversion of this Note in whole or in part, pursuant to Section 2(a) above, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office:

(i) a certificate or certificates for the number of shares of Conversion Stock to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described in Section 2(b)(1) above, and

(ii) in case such conversion is in part only, a new note (dated the date hereof) of like tenor, equal to the Aggregate Debt minus that portion of the principal amount and accrued interest being converted by the Holder under this Note.

Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest and, to the extent that the obligations evidenced by this Note have been converted in whole, upon the Company’s request and at the Company’s expense, the Holder shall execute such documents, instruments and agreements that the Company may reasonably request to release the security interest in the Company’s assets granted pursuant to the Security Agreement (as defined below).

3. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made without penalty, in whole or in part, upon ten (10) days prior written notice at any time after December 31, 2005.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and accrued interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, each Holder and each transferee of this Note.

8. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Security Interest. This Note is secured by all of the assets of the Company in accordance with the Twenty Second Amended and Restated Security Agreement by and between the Company and the Holder dated as of the date hereof (the “Security Agreement”). In case of an Event of Default (as defined in the Security Agreement), the Holder shall have the rights set forth in the Security Agreement.

10. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

11. Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

12. Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

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This Note was entered into as of the date set forth above.

COMPANY:

DIGITAL LIGHTWAVE, INC.

By:	/s/ JAMES GREEN
James Green
President and Chief Executive Officer

AGREED TO AND ACCEPTED:

OPTEL CAPITAL, LLC

By:	/s/ PAUL RAGAINI
Name:	Paul Ragaini
Title:	Chief Financial Officer